EXHIBIT 99.1

SEABULK INTERNATIONAL REPORTS FIRST QUARTER 2005 RESULTS

Fort Lauderdale, FL, May 5, 2005 – Seabulk International, Inc. (Nasdaq: SBLK) today reported net income of $11.2 million or $0.46 per diluted share on revenue of $95.6 million for the quarter ended March 31, 2005. In the year-earlier period, the Company had net income of $5.7 million or $0.24 per diluted share on revenue of $82.5 million. Included in the year-ago results was a gain of $4.5 million or $0.19 per diluted share on the settlement of litigation. Operating income in the current quarter was $21.4 million or more than double the $10.4 million earned in the 2004 quarter.

“We had a terrific quarter in what is historically our slowest period with improved offshore results reinforcing record performances from our tanker and towing sectors,” commented Chairman and Chief Executive Officer Gerhard E. Kurz. “Leading the way was Seabulk Tankers, which is benefiting from a high rate environment and favorable demand trends in both the U.S. and foreign-flag markets. Seabulk Towing also had a record quarter as a number of offshore towing opportunities bolstered growth in the core harbor docking business, which is seeing increased vessel traffic as a result of booming world trade. Our largest business, Seabulk Offshore, posted gains in all major markets compared to the year-ago period with particular strength in West Africa, the Middle East, and Southeast Asia. The outlook for the remainder of the year is very positive with high commodity prices and strong energy demand favorably impacting our businesses. On the merger front, we are progressing on schedule and expect to complete the previously announced merger with SEACOR Holdings Inc. (NYSE: CKH) by the end of June. As we are in the midst of the merger process with the SEC filings, we will not be holding a conference call this quarter.”

Results of Operations

Seabulk Offshore

Revenue from Seabulk Offshore, the Company’s largest business with a global fleet of 106 offshore energy support vessels, rose to $45.3 million or 47% of total Company revenue from $39.6 million in the year-earlier period. Operating income of $7.9 million reversed a loss of $(0.9) million in the 2004 quarter. The gains in both revenue and operating income were divided almost equally between the Company’s domestic and international operations.

During the quarter the Company disposed of seven marginal units, mainly small Gulf of Mexico crewboats, and acquired a 1998-built, 190’ Gulf of Mexico supply boat, the Seabulk Carmen. In Brazil, the Company took delivery of the newbuild, 236-foot UT-755L Seabulk Angra. The Angra and her sister vessel, the Seabulk Brasil, underwent vessel modifications for most of the first quarter, and each commenced a two-year time charter with Petrobras in April. In its African operations, the Company anticipates delivery of the newbuild Seabulk Angola, a terminal support tug, later this month, as well as the newbuild Seabulk Luanda, an anchor-handling tug supply vessel, in the third quarter. Both vessels will work in Angola under long-term contracts.

Average day rates and utilization for the Seabulk Offshore fleet were strong across all international markets and improved in the seasonally soft Gulf of Mexico market. For a complete breakdown of day rates and utilization by region for the Company’s offshore fleet, please see the accompanying charts.

Seabulk Tankers
Revenue from Seabulk Tankers, the Company’s fleet of 10 Jones Act product carriers and two foreign-flag product carriers, totaled $38.7 million or 41% of total Company revenue compared with $33.5 million in the first quarter of 2004, when only nine days of revenue from the two foreign-flag vessels – acquired in late March 2004 –were included. Operating income of $13.6 million was up from $10.4 million in the year-earlier period. There were two tanker drydockings in the 2005 quarter (the two foreign-flag vessels) and none in the year-ago period. One tanker drydocking is scheduled for the second quarter of 2005. Freight rates in both the domestic (Jones Act) and international markets remain high in response to growing energy consumption, increased demand for vessels, and a limited supply of available tonnage. Seven of the Company’s Jones Act carriers are employed under time charters, one under a consecutive voyage charter, and two under contracts of affreightment, which provide the opportunity for lucrative backhauls. The Company’s two foreign-flag carriers operate in a product tanker pool.

Seabulk Towing

Seabulk Towing, which operates a fleet of 26 tugs in seven southeastern ports and the offshore Gulf of Mexico, had revenue of $11.7 million or 12% of total Company revenue compared with $9.6 million a year ago. Operating income of $3.1 million was up from $2.5 million in the 2004 quarter. Increased vessel traffic in certain ports and a number of outsourcing opportunities, including a major rig movement in the Gulf of Mexico and dredging operations on the East Coast, contributed to the improved results.

With a fleet of 144 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees.

Merger Update

On March 16, 2005, the Company announced the signing of a definitive merger agreement with SEACOR Holdings Inc. under which Seabulk shareholders will, subject to limited adjustments, receive 0.2694 of a share of SEACOR common stock plus $4 in cash for each share of Seabulk common stock that they own. On April 22, 2005, the Company announced the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, thereby satisfying one of the key conditions to the completion of the merger. Also on April 22, 2005, SEACOR Holdings Inc. filed with the Securities and Exchange Commission a Registration Statement on Form S-4 that includes a joint proxy statement of SEACOR and the Company pertaining to the merger. The Company expects this document will be mailed to Seabulk shareholders, together with the Company’s 2004 Annual Report on Form 10-K (as supplementally amended by Form 10-K/A), prior to the Special Meeting of Shareholders to approve the merger, which is expected to take place in June.

For further important information on the merger, investors are urged to read the joint proxy statement filed by SEACOR with the Securities and Exchange Commission but not yet effective, which is available for free review on the SEC’s EDGAR system at www.sec.gov or from the Company’s Investor Relations office (954.524.4200, x224).

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

SEACOR and Seabulk and their respective directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed transactions. Information regarding such persons and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. You can obtain free copies of these documents from SEABULK using the contact information above.

Forward-Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions, its outlook for performance and markets in which it participates, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Seabulk’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the relevant forward-looking statements. Additional factors that could cause Seabulk’s results to differ materially from those described in the forward-looking statements can be found in Seabulk’s Annual Report on Form 10-K (as supplementally amended by Form 10-K/A) for the fiscal year ended December 31, 2004. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statements are based.

Seabulk International, Inc.

Highlights of Operations (Unaudited)
($ millions except per share)

Three Months Ended March 31

	2005	2004
Revenue	$95.6	$82.5
Vessel & Voyage Expenses	47.9 46.9
General & Administrative	9.6	9.4
Depreciation	9.9	9.9
Drydocking	6.6 5.9
Loss on Disposal of Assets, Net	0.1	- -
Income from Operations	21.4 10.4
Net Interest Expense	(9.3)	(8.0)
Other Income	- -	4.6 (1)
Income before Taxes	12.2	7.0
Provision for Taxes	1.0	1.3
Net Income	11.2	5.7
Net Income per Share (2)	0.46	0.24
Weighted Average Shares Outstanding – Diluted (000) (2)	24,273	23,795

(1) Includes a gain of $4.5 million on the settlement of litigation.

(2) All per share and share amounts are stated on a diluted basis.

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended March 31, 2005

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Americas (1)

Vessels (2)	24	- -	14	1
Effective Utilization (3)64%		- -	77%	- -
Day Rate	$5,518	- -	$3,196	- -
West Africa

Vessels (2)	29	2	3	1
Effective Utilization (3)87%		79%	92%	- -
Day Rate	$7,564	$7,076	$3,635	- -
Middle East

Vessels (2)	8	5	7	4
Effective Utilization (3)84%		95%	72%	72%
Day Rate	$4,298	$4,686	$1,614	$4,095
Southeast Asia

Vessels (2)	7	- -	- -	1
Effective Utilization (3)94%		- -	- -	- -
Day Rate	$6,159	- -	- -	- -

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended Dec. 31, 2004

AHTS/		AHT/	Crew/
	Supply	Tugs	Utility	Other
Americas (1)

Vessels (2)	22	- -	18	2
Laid-Up	- -	- -	- -	1
Effective Utilization (3)	69%	- -	72%	- -
Day Rate	$5,421	- -	$2,958	- -
West Africa

Vessels (2)	32	2	3	1
Effective Utilization (3)	77%	70%	84%	- -
Day Rate	$7,574	$6,329	$3,664	- -
Middle East

Vessels (2)	6	5	7	4
Effective Utilization (3)	86%	64%	80%	99%
Day Rate	$3,782	$5,388	$1,580	$4,733
Southeast Asia

Vessels (2)	7	- -	- -	1
Effective Utilization (3)	93%	- -	- -	- -
Day Rate	$5,327	- -	- -	- -

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended March 31, 2004

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Americas (1)

Vessels (2)	21	- -	22	2
Laid-Up	- -	- -	- -	1
Effective Utilization (3)43%		- -	63%	- -
Day Rate	$5,001	- -	$2,410	- -
West Africa

Vessels (2)	33	4	3	- -
Effective Utilization (3)82%		86%	98%	- -
Day Rate	$7,281	$6,193	$3,413	- -
Middle East

Vessels (2)	6	5	7	5
Effective Utilization (3)89%		80%	79%	43%
Day Rate	$3,750	$4,565	$1,740	$3,966
Southeast Asia

Vessels (2)	8	- -	- -	1
Effective Utilization (3)66%		- -	- -	- -
Day Rate	$5,422	- -	- -	- -

Note: Average day rates are calculated by dividing total revenue by the number of days worked. Day rates and utilization are not disclosed for categories with a limited number of vessels.

(1)	Americas consists of vessels operating in the United States, the Gulf of Mexico, South America and the Caribbean.

(2) Held-for-sale vessels are excluded from these charts.

(3)	Effective utilization excludes laid-up vessels.